Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ELECTS MICHAEL CASTLEBERRY

AS NEW CORPORATE CONTROLLER

JACKSON, Miss. (December 27, 2013) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company’s Board of Directors has elected Michael D. Castleberry as Vice President and Controller and the Company’s chief accounting officer, effective January 1, 2014. Castleberry will succeed Charles F. Collins, who, as previously announced, will retire from Cal-Maine Foods effective December 31, 2013.

Castleberry has served as Director of Accounting for Cal-Maine Foods since August 1, 2013. Prior to this position, he was Chief Financial Officer of Maxim Production Company from 2007 until the company was acquired by Cal-Maine Foods on November 16, 2012. In this position, he played a leading role in debt management, contract negotiations and all accounting and financial reporting functions. He previously held senior financial positions at The Grocers Supply Co. and Marsh Supermarkets.

Castleberry holds a Bachelors degree in Accounting from Texas State University and has completed graduate studies at Texas State and additional course work at Cornell University Food Executive Program. He is a Certified Public Accountant.

Commenting on the announcement, Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Mike Castleberry brings over 30 years of financial and operational management experience to Cal-Maine Foods. His extensive background with the egg industry and other food production and grocery businesses makes him an excellent addition to our management team. We look forward to his contributions and are confident that his financial expertise will be invaluable to Cal-Maine Foods.

“No assessment of Cal-Maine Foods’ long-term record of growth would be complete without acknowledging Charlie Collins’ planned retirement,” added Baker. “He has been a valued advisor, and we are very grateful for his long service to the Company.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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